Loan Number: 52496

Exhibit 10.19

eFIPCO

W. B. A.	464VAR (3/26/20)

© 2020 Wisconsin Bankers Association/Distributed by FIPCO®

Boxes checked are applicable.
Boxes not checked are inapplicable.

NOTE MODIFICATION AGREEMENT (VARIABLE RATE)

(For use with WBA 451 Business Note and 755 Agricultural Universal Note)

This Note Modification Agreement ("**Agreement**") modifies the Note dated October 22, 2020, between Chippewa Valley Bank as Lender, and Citizens Community Bancorp, Inc. as Maker(s), in the original principal amount of $ 28,856,388.88 (the "**Note**").

For valuable consideration, receipt of which is hereby acknowledged, the undersigned agree as follows:

1. The Note is modified according to the terms of this Agreement effective as of October 20, 2021 (the "**Effective Date**"), as follows:

   a. Maker(s) promises to pay to Lender the unpaid principal balance of the Note, plus interest on the unpaid principal balance of the Note, according to the following schedule:

   35 equal payments of principal of $801,566.36 are due on September 26, 2022 and on the same day(s) of each third month thereafter. Interest payments are due on December 26, 2021 and on the same day(s) of each third month thereafter. A final payment of the unpaid principal and interest is due on June 26, 2031.

   b. Before maturity (whether by acceleration or lapse of time), the Note bears interest on the unpaid principal balance of the Note as follows:

   At a variable annual rate which will adjust to equal the Index Rate (as defined below) ☐ plus ☒ minus 0.750 percentage points ("**Note Rate**") .

   However, beginning on the first change date described below the Note Rate will not exceed n/a % per year and will not be less than 3.000 % per year, and until the first change date described below the Note Rate shall be 3.000 % per year. The Note Rate shall be adjusted on the change dates provided below. The "**Index Rate**" is:
   The highest U.S. Prime Rate as published in the Wall Street Journal "Money Table" as and when the index rate changes and becomes effective.

   If the Index Rate ceases to be available to Lender during the term of the Note, Lender may substitute a comparable index. The Index Rate may or may not be the lowest rate charged by Lender.

   The Note Rate shall be adjusted on the following change dates: as and when the index rate changes and becomes effective.

   An adjustment in the Note Rate will result in an increase or decrease in (1) ☒ the amount of each payment of interest, (2) ☐ the amount of the final payment, (3) ☐ the number of scheduled periodic payments sufficient to repay this Note in substantially equal payments, (4) ☐ the amount of each remaining payment of principal and interest so that those remaining payments will be substantially equal and sufficient to repay this Note by its scheduled maturity date, (5) ☐ the amount of each remaining payment of principal and interest (other than the final payment) so that those remaining payments will be substantially equal and sufficient to repay this Note by its scheduled maturity date based on the original amortization schedule used by Lender, plus the final payment of principal and interest, or (6) ☐ n/a .

   Lender is authorized to change the amount of periodic payments if and to the extent necessary to pay in full all accrued interest owing on this Note. Maker agrees to pay any such additional payments or amounts.

   All unpaid principal and accrued interest bear interest after maturity, whether occurring by acceleration or lapse of time, until paid, at the Note Rate calculated under this paragraph 1.b., plus an additional 5.000 percentage points. All interest is computed on the same basis as interest is computed as provided in the Note, which interest computation method is not modified by this Agreement.

   c. The terms of this paragraph 1 supersede any provision to the contrary in the Note, including, but not limited to, provisions for a fixed, variable or stepped interest rate.

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Note Modification Agreement (Variable Rate) Page 2 of 2 (Seal) MAKER(S) LENDER: Dated: .As of the Effective Date, the unpaid principal balance of the Note is $ This Agreement does not satisfy or discharge the Note or any documents that secure the Note. Except as specifically modified by this Agreement, the Note and any documents executed by Maker or any third party in connection with the Note remain in full force and effect and are not modified. 2. 3. Byx Title: (Seal) (Type of Organization) (Seal) (Seal) (Seal) (Seal) (Address) (Phone) 28,856,388.88 October 20, 2021 Chippewa Valley Bank Rick Gerber Chief Executive Officer Citizens Community Bancorp, Inc. A Maryland Corporation By By Stephen Bianchi, President & CEO James S Broucek, EVP, CFO, Treasurer & Secretary 2174 Eastridge Center Eau Claire, WI 54701